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March 10, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Nautilus, Inc.'s Form 8-K dated March 10, 2017, and have the following comments:

1. We agree with the statements made in the second, third, fourth and fifth paragraphs under item (a).

2. We have no basis on which to agree or disagree with the statements made in the first paragraph under item (a) or either paragraph under item (b).

Yours truly,

Deloitte & Touche LLP